Exhibit 18(b)

February 18, 2010

Oncor Electric Delivery Holdings Company LLC

1601 Bryan Street

Dallas, Texas 75201

Dear Sirs/Madams:

We have audited the consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and subsidiaries (“Oncor Holdings”) as of December 31, 2009 and 2008 (successor balance sheets), and for the years ended December 31, 2009 and 2008 (successor operations), the period from October 11, 2007 through December 31, 2007 (successor operations) and the period from January 1, 2007 through October 10, 2007 (predecessor operations) of Oncor Electric Delivery Company LLC (as Oncor Holdings’ predecessor) , included in Energy Future Intermediate Holding Company LLC’s Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 18, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Oncor Holdings as an indirect subsidiary of Energy Future Holdings Corp., which was merged with Texas Energy Future Merger Sub Corp and becoming a subsidiary of Texas Energy Future Holdings Limited Partnership on October 10, 2007). Note 1 to such financial statements contains a description of your change, during the year ended December 31, 2009, in the date for the annual goodwill impairment test for your reporting unit. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Dallas, Texas